Exhibit 21

SUBSIDIARIES OF THE COMPANY

	WHERE	% OF SHARES
NAME	INCORPORATED	OWNED

The Pep Boys Manny Moe & Jack of California
3111 W. Allegheny Avenue
Philadelphia, PA 19132	California	100%

Pep Boys - Manny, Moe & Jack of Delaware, Inc.
3111 W. Allegheny Avenue
Philadelphia, PA 19132	Delaware	100%

Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc.
3111 W. Allegheny Avenue
Philadelphia, PA 19132	Delaware	100%

Colchester Insurance Company
7 Burlington Square
Burlington, VT 05401	Vermont	100%

Carrus Supply Corporation
1013 Centre Road
Wilmington, DE 19805	Delaware	100%

Tires Store Group Holding Corporation
3938-A Government Blvd.
Mobile, AL 36693	Delaware	100%

Big 10 Tire Stores LLC
3938-A Government Blvd.
Mobile, AL 36693	Delaware	100%